Exhibit 3.2(b)

AMENDMENTS TO BYLAWS OF
JOHNSON OUTDOORS INC.
Amended as of December 4, 2003

        Article 4 was amended to read in its entirety as set forth below:

Article 4

Committees of the Board of Directors

    4.01        General.

    (a)           Establishment. The Board of Directors by resolution adopted by the affirmative vote of a majority of all of the directors then in office pursuant to Section 3.02 of these bylaws may establish one or more committees, each committee to consist of two or more directors of this corporation elected by the Board of Directors. The term “Board Committee” as used in these bylaws means any committee comprised exclusively of directors of the corporation which is identified as a “Board Committee” either in these bylaws or in any resolutions adopted by the Board of Directors. The corporation shall have an Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which shall be a Board Committee.

    (b)           Membership. The Board of Directors by resolution adopted by the affirmative vote of a majority of all directors then in office shall have the power to: (i) establish the number of membership positions on each Board Committee from time to time and change the number of membership positions on such Committee from time to time, subject to any applicable law, regulation or listing standard; (ii) appoint any director to membership on any Board Committee who shall be willing to serve on such Committee, subject to any applicable law, regulation or listing standard; (iii) remove any person from membership on any Board Committee with or without cause; and (iv) appoint any director to membership on any Board Committee as an alternate member. A person’s membership on any Board Committee shall automatically terminate when such person ceases to be a director of the corporation.

    (c)           Powers. Except as otherwise provided in Section 4.01(d) of these bylaws, each Board Committee shall have and may exercise all the powers and authority of the Board of Directors, when the Board of Directors is not in session, in the management of the business and affairs of the corporation to the extent (but only to the extent) such powers shall be expressly delegated to it by the Board of Directors or by these bylaws. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority.

    (d)           Reserved Powers. No Board Committee shall have the right or power to do any of the following: (i) authorize distributions; (ii) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders; (iii) fill vacancies on the Board of Directors, or, unless the Board of Directors provides by resolution that vacancies on a committee shall be filled by the affirmative vote of a majority of the remaining committee members, on any Board Committee; (iv) amend the Articles of Incorporation; (v) adopt, amend or repeal these bylaws; (vi) approve a plan of merger not requiring shareholder approval; (vii) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; and (viii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within limits prescribed by the Board of Directors.

    (e)           Vote Required. Except as provided by the Wisconsin Business Corporation Law or in the Articles of Incorporation or these bylaws, the members holding at least a majority of the membership positions on any Board Committee shall constitute a quorum for purposes of any meeting of such committee. The affirmative vote of the majority of the members of a Board Committee present at any meeting of the Board Committee at which a quorum is present shall be necessary and sufficient to approve any action within the Board Committee’s power, and any action so approved by such a majority shall be deemed to have been taken by the Board Committee and to be the act of such Board Committee.

    (f)           Governance. The Board of Directors may designate the person who is to serve as chairman of and preside over any Board Committee, and in the absence of any such designation by the Board of Directors, the members of the Board Committee may either designate one member of the Board Committee as its chairman to preside at any meeting or elect to operate without a chairman, except as otherwise required by these bylaws. Each Board Committee may appoint a secretary who need not be a member of the Committee or a member of the Board of Directors. Each Board Committee shall have the right to establish such rules and procedures governing its meetings and operations as such committee shall deem desirable provided such rules and procedures shall not be inconsistent with the Articles of Incorporation, these bylaws, or any direction to such committee issued by the Board of Directors.

    (g)           Alternate Committee Members. The Board of Directors may designate one or more directors as alternate members of any Board Committee, and any such director may replace any regular member of such Board Committee who for any reason is absent from a meeting of such Board Committee or is otherwise disqualified from serving on such Board Committee.

    4.02        Board Committee Charters. The Board of Directors may adopt, and may amend from time to time, a charter for each Board Committee setting out the Committee’s purpose, organization, responsibilities and authority. Each such charter shall comply with any applicable law, regulation or listing standard. The Board of Directors shall adopt a charter for the Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.